Exhibit 5.2

+44 20 7418 1300 davispolk.com	Davis Polk & Wardwell London llp 5 Aldermanbury Square London EC2V 7HR

March 3, 2025

NatWest Group plc

250 Bishopsgate
London EC2M 4AA
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for NatWest Group plc (the “Company”), a public limited company organized under the laws of Scotland, in connection with (i) the Underwriting Agreement dated as of February 26, 2025 (the “Base Underwriting Agreement”) among the Company and the several underwriters listed in Schedule I to the Pricing Agreement (collectively, the “Underwriters”), under which the Underwriters have severally agreed to purchase from the Company £750,000,000 7.500% Reset Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes (the “Contingent Capital Notes”) and (ii) the Pricing Agreement dated as of February 26, 2025 related thereto (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Company has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 ASR (File No. 333-284008) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the Contingent Capital Notes. The Contingent Capital Notes are to be issued pursuant to the provisions of the Contingent Convertible Securities Indenture dated as of August 10, 2015 (the “Original Base Indenture”), as amended and supplemented by the Fifth Supplemental Indenture dated as of August 19, 2020 (the “Fifth Supplemental Indenture” and together with the Original Base Indenture, the “Base Indenture”) and as amended and supplemented by the Eleventh Supplemental Indenture with respect to the Contingent Capital Notes dated as of March 3, 2025 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, London Branch, as trustee.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities

NatWest Group plc

Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed or that were otherwise made to us by the Company were and are accurate.

Based upon the foregoing and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Contingent Capital Notes have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Contingent Capital Notes (other than the terms expressed to be governed by Scots law as to which we express no opinion), when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in Contingent Capital Notes is set forth in full under the caption “Taxation – U.S. Federal Income Tax Considerations” in the prospectus.

In connection with the opinion expressed above, we have assumed that the Company validly exists as a public limited company under the laws of Scotland. In addition, we have assumed that the Indenture and the Contingent Capital Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

Our opinion is subject to (i) the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

We express no opinion with respect to the provisions in the Contingent Capital Notes relating to the acknowledgement of and consent to the exercise of any U.K. bail-in power (as defined therein), Article 1 of the Base Indenture or Section 3.21 of the Eleventh Supplemental Indenture.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, or the Documents, or the transactions contemplated thereby, solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent inquiry or investigation, on the opinion of CMS Cameron McKenna Nabarro Olswang LLP, special legal counsel in Scotland for the Company, dated as of March 3, 2025, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the captions “Tax Considerations—U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus supplement which is a part of the

March 3, 2025	2

NatWest Group plc

Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

Davis Polk & Wardwell London LLP

March 3, 2025	3